Exhibit (d)(2)

ATHLON ENERGY INC.

420 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

CONFIDENTIALITY AGREEMENT

September 5, 2014

Encana Corporation

Suite 4400, 500 Centre Street S.E.

Calgary, Alberta T2P 4S5

Attention: Douglas J. Suttles, President & Chief Executive Officer

Dear Mr. Suttles:

You have requested certain non-public information regarding Athlon Energy Inc. (the “Company” or “us”) to explore the possibility of a negotiated transaction between Encana Corporation (“Encana” or “you”) and the Company (the “Transaction”). As a condition to furnishing such information to you, the Company is requiring you to agree to the following provisions set forth in this Confidentiality Agreement (this “Agreement”).

1. Certain Definitions. As used in this Agreement:

(a) “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. The term “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(b) “Combination” means a transaction in which (i) a Person or “group” (within the meaning of Section 13(d) under the Exchange Act) acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of the Company or properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries or (ii) the Company engages in a merger or other business combination such that the holders of voting securities of the Company immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity.

(c) “Evaluation Material” means any information or data concerning the Company or any of its Affiliates, whether in oral, visual, written, electronic or other form, that is disclosed to you or any of your Representatives by the Company or any of its Representatives, together with all notes, memoranda, summaries, analyses, compilations, forecasts, studies, data and other documents and materials (in whatever form maintained) relating thereto that are prepared by you or any of your Representatives to the extent that they use, contain, reflect or are derived from or incorporate any such information or data. Notwithstanding the foregoing, “Evaluation Material” does not include information or data that you can demonstrate: (i) is or was independently developed or acquired by you or your Representatives without the benefit of any Evaluation Material or in breach of this Agreement; (ii) is or becomes available to the public, other than as a result of disclosure by you or your Representatives in breach of this Agreement; or (iii) is already in your or your Representatives’ possession or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, so long as that source is not known by you or your Representatives to be bound by a confidentiality agreement with or other obligation of secrecy to us prohibiting such disclosure.

(d) “including” means “including, without limitation”.

(e) “Party” or “Parties” as the context requires, shall mean the signatories to this Agreement.

(f) “Person” means any natural person, business, corporation, company, association, limited liability company, other legal entity, partnership, limited partnership, limited liability partnership, joint venture, business enterprise, trust, governmental authority or the media.

(g) “Representatives” means, with respect to any Person, such Person’s Affiliates and the respective partners, managing members, directors, officers, employees, managers, agents and advisors (including attorneys, accountants, financial advisors and consultants) of such Person and such Person’s Affiliates and, with respect to Encana, subject to the prior written consent of the Company, the actual or potential sources of equity or debt financing for Encana or its Affiliates in connection with the Transaction. For purposes of this Agreement, the Company’s Representatives shall include Apollo Global Management, LLC and its Representatives.

2. Confidentiality, Use and Disclosure of Evaluation Material.

(a) Confidentiality and Use of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You agree that all Evaluation Material shall be: (i) used by you solely for the purpose of evaluating the Transaction and for no other purpose; (ii) kept confidential; and (iii) disclosed by you only to those of your Representatives to whom disclosure is needed in order to facilitate your evaluation of or participation in the Transaction. Before providing access to any Evaluation Material to any of your Representatives, you shall inform such Representatives of the provisions of this Agreement that are applicable to Representatives and such Representatives shall agree to comply with such provisions as if they were a party to this Agreement and had undertaken the obligations applicable to Representatives under this Agreement. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, and, at your sole expense, to take all reasonable measures (including court proceedings) to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. The parties agree that this Section 2(a) is not intended, and shall not be interpreted or construed, to be or to serve as a non-competition covenant.

(b) Compulsory Disclosure of Evaluation Material. Notwithstanding Section 2(a), in the event that you or any of your Representatives is requested or required by a governmental or regulatory body (including stock exchanges or self-regulatory organizations) by interrogatories, requests for information, subpoena or other documents or requests to disclose any Evaluation Material, you shall provide the Company with prompt written notice (except as may be prohibited by law, regulation or professional standard) of the existence, terms and circumstances surrounding such request or requirement so that the Company may, at its sole expense, seek an appropriate protective order and/or, in its sole discretion, waive compliance by you or your Representatives with the applicable provisions of this Agreement. If, in the absence of such a protective order or waiver, you or any of your Representatives are nonetheless legally compelled or requested to disclose any Evaluation Material, then you or such Representative may disclose only such portion of the Evaluation Material as is legally required or requested to be disclosed without liability under this Agreement so long as you use (and cause your applicable Representatives to use) commercially reasonable efforts and cooperate with the Company to obtain assurances (including an appropriate protective order) that such disclosed Evaluation Material will be afforded confidential treatment and to preserve the confidentiality of the remainder of the Evaluation Material. We will assume all costs associated with any such disclosure of Evaluation Materials that you or your Representatives are legally required or requested to make.

(c) Other Disclosure. Except for such disclosure as is necessary for the respective Party or its Representatives not to be in violation of any applicable law, regulation, professional standard, order or listing agreement, in each case only such disclosure as is made in compliance with the procedures of Section 2(b), neither Party shall, and each will cause its Representatives not to: (a) make any disclosure to any other Person of (i) the fact that discussions, negotiations or investigations are taking or have taken place concerning a potential Transaction, (ii) the existence or contents of this Agreement, (iii) the fact that you or your Representatives have requested or received Evaluation Material, conducted due diligence or attended management meetings or site visits with the Company or any of its Representatives, or (iv) any of the terms, conditions or facts relating to the Transaction, including the status thereof, or either Party’s consideration of the Transaction; or (b) make any public statement concerning the Transaction (any disclosure or statement described in clauses (a) or (b) being a “Public Statement”). If either Party determines that it is required to make any Public Statement for it not to be in violation of any applicable law, regulation, professional standard, order or listing agreement, then, in addition to complying with Section 2(b), such Party shall (x) provide the other Party with the text of such Public Statement as far in advance of its disclosure as is practicable and (y) consider in good faith the other Party’s suggestions concerning the timing, manner and content of such disclosure (to the extent consistent with its obligation to make disclosure).

(d) Nonpublic Personal Information. You have requested that all Evaluation Material be stripped of any “nonpublic personal information” as that term is defined in Section 6809(4) of the Gramm-Leach-Bliley Act (“Nonpublic Personal Information”) (whether supplied by us or third parties and whether by written, oral or electronic transmission), before it is furnished to you and we agree to strip or have stripped all such information. At no time will we or our Representatives provide you with any Nonpublic Personal Information unless you first specifically request in writing that we provide you with Nonpublic Personal Information. All information provided to you pursuant to a written request for Nonpublic Personal Information shall be marked “Nonpublic Personal Information” prior to delivery and shall be treated as Evaluation Material pursuant to the terms of this Agreement.

3. Securities Law Restrictions. Each Party acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that applicable securities laws prohibit any Person who has received from an issuer material, non-public information, including information that, if disclosed, would constitute a Public Statement, from communicating such information to any other person or trading securities while in possession of such information before such information has been generally disclosed. Each Party further acknowledges that it has in place information barriers to protect the unauthorized transmission of such material, non-public information, including information that, if disclosed, would constitute a Public Statement, to its Representatives who do not have a clear need-to-know such information. Nothing herein shall constitute an admission by either Party that any Evaluation Material or other such information in fact contains material non-public information concerning the Company or any of its Affiliates.

4. No Representations or Warranties. You acknowledge and agree that: (a) no representation or warranty, express or implied, is or has been, made by us or any of our Representatives as to the accuracy or completeness of any of the Evaluation Material; and (b) you shall be entitled to rely only on those representations and warranties that are expressly set forth in a definitive written agreement to consummate the Transaction that is executed and delivered by both you and us (a “Definitive Transaction Agreement”).

5. Return, Destruction or Erasure of Evaluation Material. If you decide not to proceed with the Transaction, or at any other time upon the Company’s request (in its sole discretion), except as may be required to be maintained by law, regulation or professional standard, you shall either return, destroy or erase (including expunging all such Evaluation Material from any computer, word processor or other device containing such information (other than from back-up, archival electronic storage) to the extent commercially reasonable or technically practicable) all Evaluation Material (including all copies, reproductions, summaries, analyses or extracts thereof or based thereon) in the possession or control of you or any of your Representatives within seven business days. Notwithstanding the foregoing, you and your Representatives will be permitted to retain one copy of such Evaluation Materials (including copies, reproductions, summaries, analyses or extracts thereof or based thereon) as may be necessary to document your consideration of the proposed Transaction for the purpose of establishing compliance with any applicable laws, regulations, corporate governance procedures or professional standards and for defending or maintaining any litigation (including any administrative proceeding) relating to this Agreement or the Evaluation Materials, provided that all such information shall continue to be kept confidential pursuant to the terms of this Agreement and will be kept only in your or your Representative’s record archives. Notwithstanding any such return, destruction or erasure of the Evaluation Material, you and your Representatives shall continue to be bound by the obligations of confidentiality hereunder.

6. Communications Regarding the Transaction; Due Diligence. It is understood that the Parties will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed, all other (i) communications regarding a possible Transaction, (ii) request for information and (iii) discussions or questions regarding Transaction procedures, will be submitted or directed to the respective Party’s President and Chief Executive Officer, Executive or Senior Vice-President, General Counsel or other designated Representatives.

7. No Solicitation of Employees. You shall not, directly or indirectly, solicit for employment any current employees of the Company that first become known to you in connection with the Transaction or the evaluation thereof for a period of 18 months after the date of this Agreement; provided that you shall not be restricted from (i) making any general solicitation for employment by use of advertisements in the media that is not specifically directed at employees of the Company or its Affiliates or using a bona fide search firm, (ii) hiring or responding to any such employee who responds to any such general solicitation (including a bona fide search firm) or who first contacts you regarding employment without any solicitation in violation of this Section 7, or (iii) hiring or engaging in employment discussions with any employee that has been terminated by the Company prior to commencement of employment discussions between you and such employee.

8. Standstill. As of the date hereof, neither you nor any of your controlled Affiliates (nor anyone authorized to act on behalf of you or your controlled Affiliates) beneficially owns (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) any securities of the Company. Neither you nor any of your controlled Affiliates (nor anyone authorized to act on behalf of you or your controlled Affiliates) (whether publicly or otherwise) shall, for a period of 18 months after the date of this Agreement, directly or indirectly do the following unless requested by the Company in writing:

(a) make any statement or proposal (whether written or oral) to any of our stockholders with respect to, or make any public announcement, proposal or offer (with or without conditions) (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, consolidation, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of any securities, assets or indebtedness, or rights or options to acquire interests in any securities, assets or indebtedness of the Company or any of its subsidiaries, (iv) any proposal to seek representation on the board of directors of the Company or any of its subsidiaries or otherwise (whether alone or in concert with others) seek to control or influence the management, board of directors or policies of the Company or any of its subsidiaries or (v) any proposal or other statement that is inconsistent with this Section 8(a);

(b) instigate, encourage or assist any other Person (including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with any such other Person) to do, or enter into any discussions or agreements with any other Person with respect to, any of the actions set forth in Section 8(a) above;

(c) take any action which would reasonably be expected to require the Company or any of its Affiliates to make a public announcement regarding any of the actions set forth in Section 8(a) above;

(d) offer to acquire, acquire, own or sell (or propose, agree or seek permission, to acquire, own or sell), by purchase, sale or otherwise, any voting securities, all or substantially all of the assets or indebtedness of the Company or any of its subsidiaries, or rights or options to acquire interests in any voting securities, all or substantially all of the assets or indebtedness of the Company or any of its subsidiaries (except that you may purchase for investment in market transactions up to 1% in aggregate of the outstanding voting securities, assets or indebtedness of the Company or any of its subsidiaries, or rights or options to acquire interests in any voting securities, assets or indebtedness of the Company or any of its subsidiaries); or

(e) enter into any discussions or arrangements with any third party with respect to the foregoing;

in each case unless and until you have received the prior written approval of a majority of our board of directors to do any of the foregoing. The foregoing shall not apply to your Representatives effecting or recommending transactions in securities in the ordinary course of their business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner.

Notwithstanding the foregoing provisions of this Section 8, nothing herein shall restrict you or your Representatives from making any proposal regarding a possible Transaction directly to members of our board of directors on a confidential basis, but only if such proposal does not require any Party to make a public announcement regarding this Agreement, such proposal or a possible Transaction or any of the matters described in this Section 8.

If, at any time during the 18-month period referred to in this Section 8: (i) the Company enters into an agreement or an agreement in principle providing for a Combination; (ii) a tender or exchange offer, which, if consummated, would constitute a Combination, is made for securities of the Company and our board of directors either accepts such offer or fails to recommend that our stockholders reject such offer within ten business days from the date of commencement of such offer; (iii) our board of directors resolves to engage in a formal process which is intended to result in a transaction, which, if consummated, would constitute a Combination; or (iv) a Person or “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) enters into an agreement or commences a proxy solicitation in which the Person or “group” would, if successful, elect or acquire the ability to elect a majority of our board of directors, then the restrictions set forth in this Section 8 shall terminate and all other provisions of this Agreement shall continue to be in full force and effect in accordance with the terms hereof.

The parties agree that this Section 8 shall be the sole standstill or similar covenant in this Agreement, and no other provision of this Agreement is intended, or shall be interpreted or construed, to be or to serve as a standstill or similar covenant.

9. Costs; Remedies.

(a) In the event of any legal proceedings for the enforcement of this Agreement, if a court of competent jurisdiction determines in favor of a Party, the reasonable legal fees incurred by the prevailing Party in connection with such proceedings, including any appeal therefrom, shall be reimbursed by the non-prevailing Party.

(b) In addition, each Party agrees that money damages may not be a sufficient remedy for a breach or a threatened breach of this Agreement and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief without the posting or securing of a bond or other security as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity. Such injunctive or other equitable relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. Each Party agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages and each Party further agrees to waive (and to use commercially reasonable efforts to cause all of their Representatives to waive) any requirement for the securing or posting of any bond or other security in connection with any such remedy. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. No Waiver of Privilege. To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Company is not waiving or diminishing, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Evaluation Material (including any Evaluation Material related to pending or threatened litigation) to you or any of your Representatives.

11. Liability for Representatives. Each Party shall be liable for any breaches of this Agreement by any of its Representatives unless such Representatives have entered into a separate confidentiality agreement with the other Party.

12. Term. Except for Sections 5 (Return, Destruction or Erasure of Evaluation Material), 9 (Costs; Remedies), 13(i) (Governing Law; Forum) and 13(j) (WAIVER OF JURY TRIAL), which shall be binding in perpetuity or until the latest date permitted by applicable law, this Agreement shall expire 18 months from the date of this Agreement.

13. Miscellaneous.

(a) Entire Agreement. This Agreement contains the sole and entire agreement between the Parties with respect to the matters set forth herein.

(b) Data Site Provision. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which you or your Representatives is granted access in connection with the evaluation, negotiation or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that your confidentiality obligations with respect to the Evaluation Material are exclusively governed by this Agreement and may not be amended except by an agreement executed by the Parties hereto in writing.

(c) Ownership of Evaluation Material; No License. All of the Evaluation Material is and shall remain the property of the Company. The Parties acknowledge and agree that neither the Company nor any of its Representatives grants any license or other property right or interest in, by implication or otherwise, any copyright, patent, trademark, mask work, database or other intellectual or intangible property or proprietary information disclosed, embodied, fixed, comprised or contained in any Evaluation Material.

(d) Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any Party without the prior written consent of the non-assigning Party. Any purported assignment without such consent shall be void and unenforceable.

(e) Amendment and Waiver. This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both Parties. Each Party agrees that no failure or delay by the other Party in exercising any right, power or privilege hereunder will operate as a waiver, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

(f) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not impair or affect the validity, legality or enforceability of any other provision of this Agreement, unless the enforcement of such other provision in such circumstances would be inequitable as determined by a court of competent jurisdiction.

(g) No Obligation to Complete a Transaction. Each Party understands that the other Party has not, as of the date hereof, authorized or made any decision to pursue any Transaction. This Agreement is not intended to, and does not, constitute an agreement or impose any obligation on either Party: (i) to consummate a Transaction; (ii) to conduct or continue discussions or negotiations concerning a Transaction; (iii) to enter into a business relationship of any kind; or (iv) to enter into or negotiate a Definitive Transaction Agreement. Except for matters specifically agreed to in this Agreement, neither Party shall have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this Agreement or any other written or oral expression by the Parties or their respective Representatives unless and until a Definitive Transaction Agreement is executed and delivered. You shall not have any claim or cause of action against the Company or any of its Representatives in respect of the foregoing, except as specifically set forth in any Definitive Transaction Agreement or as otherwise provided in this Agreement.

(h) Governing Law; Forum. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each Party consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States located in Delaware for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party shall be effective service of process for any such suit, action or proceeding brought against such Party in any such court. Each Party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party is or may be subject by suit upon such judgment.

(i) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(j) Notices. All notices to be given to a Party hereunder shall be in writing and delivered personally, by overnight courier or by fax, addressed, in the case of the Company, to the President and Chief Executive Officer, 420 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, fax number 817-984-8217 and, in the case of you, to the addressee at the address set forth on the face page hereof.

(k) Counterparts. This Agreement may be signed in any number of counterparts (including by fax and PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

[Signature page follows]

If the foregoing correctly sets forth our agreement, please sign and return one copy of this Agreement to the undersigned, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

ATHLON ENERGY INC.

By:	/s/ Robert C. Reeves
Name:	Robert C. Reeves
Title:	Chairman of the Board, President and Chief Executive Officer

Accepted and agreed to

as of the date first written above:

ENCANA CORPORATION

By:	/s/ Douglas J. Suttles
Name:	Douglas J. Suttles
Title:	President and Chief Executive Officer

Signature Page to Confidentiality Agreement